Exhibit 99.1

Lotus Pharmaceuticals Announces Appointment of New Chief Financial Officer

BEIJING -- (Globe Newswire) -- September 9, 2010 – Lotus Pharmaceuticals, Inc. (OTCBB: LTUS) (“Lotus” or the “Company”), a fast-growing, profitable developer, manufacturer and seller of medicine and drugs in the People’s Republic of China ("PRC"), announced today that the Company has appointed Jeff Hon as its new Chief Financial Officer.

“We are excited to welcome Mr. Hon to our executive team,” said Chairman and Chief Executive Officer Mr. Zhongyi Liu. “Lotus is experiencing strong sales growth and tremendous positive momentum, and we are on track to become a leading player in China’s pharmaceutical market. Mr. Hon has successfully guided the expansion efforts of numerous growing companies, and his vast financial and business development expertise will be of great value as we execute our strategic growth plan.”

Mr. Hon, who will oversee Lotus’s finance, investments and internal investor relations, will report directly to Dr. Liu. Prior to joining Lotus, Mr. Hon was the manager of the IPO/M&A department in the Hong Kong office of Westcomb Financial Group Ltd., an investment banking firm based in Singapore. Previously, he was the senior consultant at Sunbelt Business Advisors, a U.S. M&A consulting firm based in Hong Kong. Prior to that, he served as corporate development manager of Shanghai Technology Company Ltd., a wholly-owned subsidiary of Shanghai Broadband Technology Company Ltd., a Chinese company listed on the Shanghai Stock Exchange. Mr. Hon received his Bachelor of Electronic Engineering (Honors) degree from the City University of Hong Kong, a Master’s degree in Corporate Finance from the Polytechnic University of Hong Kong, and a Master’s degree in Professional Accounting from Southern Cross University of Australia.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. is a fast-growing, profitable developer and producer of drugs and a licensed national seller of pharmaceutical items in the People’s Republic of China (PRC). Lotus operates its business through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd. Lotus’ current drug development is focused on the treatment of cerebro-cardiovascular diseases, asthma and diabetes. Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

At the Company:

Jeff Hon, CFO

Lotus Pharmaceuticals, Inc.

Jeff@lotuspharma.com

http://www.lotuspharma.com

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-800-733-2447, Ext. 104

info@redchip.com

http://www.RedChip.com

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Source: Lotus Pharmaceuticals, Inc.